Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 23rd day of March 2020

BETWEEN:

Mr. Paul Sauve, a person with an address at

#306 – 639 W. 14th Avenue

Vancouver, BC V5Z 1P7 (the “Executive”)

AND:

Western Magnesium Canada Corporation. a corporation pursuant to the laws of British Columbia with a registered address at Suite 900 – 580 Hornby Street, Vancouver, BC V6C 3E7

(the “Company”)

(the Executive and the Company are each hereinafter referred to as a “Party” and together hereinafter referred to as the “Parties”)

WHEREAS:

A.       The Company exists under the laws of British Columbia and carries on the business of producing Magnesium metal mineral development and processing (the “Business”);

B.       The Executive commenced employment with the Company on March 23rd, 2020 as Vice-President, Operations;

C.       The Company wishes to continue to employ the Executive as Vice-President, Operations on the terms and conditions set forth in this Employment Agreement (this “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual covenants herein, and for other good and valuable consideration given by each Party to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, THE PARTIES HEREBY COVENANT AND AGREE as follows:

1.       EMPLOYMENT

1.1       Position

The Company agrees to employ the Executive, and the Executive agrees to serve the Company as Vice-President, Operations for the Company, and in such other additional position with the Company or its subsidiaries as the Company may reasonably assign to the Executive. The Company may make changes without notice to the position of the Executive in accordance with its business needs, and such changes will not constitute a breach of the terms of employment.

1.2       Responsibilities and Duties

(a)	The Executive shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement. In addition to the duties and responsibilities set out in Schedule “A”, the Executive agrees to perform such other duties and responsibilities that are normally performed by the Vice-President, Operations of a company and to comply with such instructions that are reasonably assigned or communicated to him by the Company from time to time. The Company may make changes without notice to duties and responsibilities of the Executive in accordance with its business needs, and such changes will not constitute a breach of the terms of employment.

(b)	The Executive shall at all times conduct himself in accordance with all laws that apply to his employment and to the affairs of the Company.

(c)	The Executive shall comply with all written policies that apply to the Company’s senior staff that may be issued by the Company from time to time. It is agreed that the introduction and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends or deletes such policies, such introduction, deletion or amendment shall not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency.

1.3       Term of Employment

(a)	The term of the Executive’s employment with the Company under this Agreement will commence on March 23, 2020, and will end when terminated in accordance with this Agreement (the “Term”).

(b)	The Executive shall devote all of his time and attention during normal business hours to the business of the Company and shall not, without the prior written consent of the Board of Directors (the “Board”), engage in any other business, profession or occupation. The Executive shall not, without the prior written consent of the Board (which consent is not to be unreasonably withheld), become an officer, director, contractor for service, employee, agent or representative of any other company, partnership, person, firm, business, enterprise or organization, where such activity would interfere with the performance of the Executive’s obligations herein.

(c)	Subsection 1.3(b) shall not prevent the Executive from performing a reasonable amount of charitable or volunteer community service work, provided such work does not interfere with the performance of the Executive’s obligations herein.

1.4       Reporting

The Executive shall report to the Chief Executive Officer (CEO).

1.5       Standards of Conduct

At all times during his employment with the Company, the Executive shall adhere to all written rules and written regulations respecting standards of conduct and conflict of interest which now are or may be established by the Company and all laws that apply to the Executive’s employment.

1.6       No Contravention or Conflict

The Executive represents and warrants to the Company that this Agreement and carrying out the Executive’s duties and responsibilities in connection with the Executive’s employment with the Company under this Agreement, will not contravene or conflict with any obligations the Executive may have to any past employer or other person, firm or corporation for or with whom the Executive has previously provided any services or been engaged (“Prior Entities”). The Executive agrees that he will not do anything in connection with his employment with the Company that would contravene or conflict with any such obligations. The Company is not employing the Executive to obtain the confidential information or business opportunities of any Prior Entities and the Executive is hereby requested and directed by the Company to disclose to the Company and to comply with any obligations that the Executive may have to any Prior Entities.

2.       COMPENSATION DURING THE TERM

2.1       Base Salary

(a)	During the Term, the Company will pay to the Executive an annual base salary of CDN $210,000 (the “Base Salary”) which will be payable on the 15th and last day of each month (provided that, if such date is not a business day, then on the business day before in British Columbia) in accordance with the Company’s established payroll policies as amended from time to time, and subject to all required deductions and withholdings.

(b)	The Executive acknowledges and agrees the compensation set out in this Agreement is compensation for all hours worked by the Executive, and that, due to the managerial nature of the Executive’s duties and Business of the Company, the Executive may be required to perform his duties under this Agreement according to an irregular and/or fluctuating schedule as required by the Company, which may include hours outside of normal business hours.

2.2       Discretionary Bonus

(a)	During the Term, the Executive shall have the opportunity to earn an annual discretionary bonus upon meeting or exceeding the Company’s achievement of annual financial and operating targets and the Executive’s performance targets (the “Bonus”). The amount of the Bonus, if any, and specific targets for the Bonus will be determined annually by the Company in its sole and absolute discretion. The Bonus, if payable, shall be paid within 75 days after the end of the fiscal year to which the Bonus relates.

(b)	The Executive acknowledges and agrees that receipt of the Bonus in one year does not entitle the Executive to a receipt of the Bonus in any subsequent year. The Executive acknowledges and agrees that payment of the Bonus is contingent on the Executive being actively employed by the Company at the time the Bonus is scheduled to be paid. For greater certainty, payment of any severance or any period of notice of termination or pay in lieu that is given or ought to have been given under this Agreement or any applicable law, including the common law, in respect of termination of employment, will not be considered as extending the period of the Executive’s employment with respect to his eligibility to receive the Bonus, except to the minimum extent, if any, required under applicable employment standards legislation. If the Executive resigns, or is dismissed, with or without cause, at any time prior to the Bonus being paid, the Executive will not be eligible to receive the Bonus, or a pro-rated share of the Bonus, except to the minimum extent, if any, required under applicable employment standards legislation.

2.3       Stock Options

(a)	During the Term, at the Company’s sole discretion, the Company will make reasonable efforts to make future grants of stock options to the Executive to purchase common shares of the Company (the “Stock Options”). The number, exercise price, and vesting schedule of the Stock Options will be determined by the Board, or a committee thereof, in its sole discretion.

(b)	The Stock Options will be subject to the terms of a separate stock option agreement (including specified vesting terms), issued according to the terms and conditions of the Company’s Stock Option Plan as amended from time to time, and subject to all applicable securities laws, including the policies of the TSX Venture Exchange, and any other stock exchange on which common shares of the Company are listed. The Company reserves the right to introduce, administer, amend and/or delete the Company’s Stock Option Plan in its sole discretion, and such changes will not constitute a breach of the terms of employment.

(c)	Neither the period of notice nor any payment in lieu thereof will be considered as extending the period of the Executive’s employment with respect to the vesting or exercise of any such options granted, except to the minimum extent (if any) required by applicable employment standards legislation.

2.4       Benefits

(a)	During the Term, the Executive will be able to participate in the benefit plans that the Company makes available to its senior staff from time to time in its discretion, subject to the terms and conditions set out in the various benefits plans as amended from time to time. The Company may reduce, amend or terminate the benefits plan or coverage from time to time in its sole discretion. Benefits will not be provided in relation to any statutory or common law period of notice, and will not form part of any damages for wrongful dismissal or otherwise, except to the minimum extent (if any) required by applicable employment standards legislation. Nothing herein requires the Company to establish or continue any benefit plan.

(b)	The Company’s obligations with respect to benefits shall not be to act as a self-insurer. The Company shall make the benefit plans available to the Executive and, where applicable, shall pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage shall be made by the insurance carrier; the Company shall not bear any responsibility or liability in connection with the benefit plans during the employment of the Executive or thereafter.

2.5       Business Expenses

(a)	During the Term:

(i)	The Company shall reimburse the Executive for all pre-approved traveling and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out his duties and responsibilities under this Agreement and which are incurred in accordance with Company policies, including but not limited to the Company’s rules of traveling expenses, if any;

(ii)	The Company shall reimburse the Executive for monthly bills for a mobile device used exclusively for business purposes and for any long-distance charges incurred by the Executive for Company related international calls.

(iii)	The Executive agrees to provide to the Company an itemized monthly expense report, together with original receipts, showing all monies expended hereunder, and such other expense information as the Company may reasonably require.

2.6       Insurance

During the Term, the Company will arrange and pay for Directors and Officers insurance on behalf of the Executive.

2.7       Vacation

(a)	During the Term, the Company will provide the Executive with four (4) weeks’ paid vacation per calendar year in accordance with the written vacation policy of the Company from time to time applicable to the Company’s senior management, pro-rated for partial years of employment. The weeks selected by the Executive shall be subject to the Company’s written consent and must be obtained no later than thirty (30) days prior to the start of the vacation period.

(b)	Upon termination of this Agreement, however so caused, the Executive will be paid only the minimum entitlement to vacation pay under the British Columbia Employment Standards Act that remains accrued and unused at the date of termination. For greater clarity, any accrued and unused vacation entitlement over and above the minimums provided for under the British Columbia Employment Standards Act will be forfeited upon termination, except to the minimum extent (if any) required by applicable employment standards legislation.

(c)	Vacation pay will not be provided in relation to any common law period of notice, and will not form part of any damages for wrongful dismissal or otherwise, except to the minimum extent (if any) required by applicable employment standards legislation.

3.       Deductions

The Executive acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to statutory income and withholding taxes as well as other applicable taxes, withholdings, fees, and deductions.

4.       Executive’S OBLIGATIONS

1.1       Confidentiality

(a)	The Executive acknowledges that, by reason of this Agreement, the Executive will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

(b)	The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

(ii)	any information deemed to constitute trade secrets, whether or not separately described in this Agreement;

(iii)	work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(iv)	any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

(v)	internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business; and

(vi)	all information that becomes known to the Executive as a result of this Agreement that the Executive, acting reasonably, believes is confidential information or that the Company takes measures to protect.

(c)	Confidential Information does not include any of the following:

(i)	the general skills and experience gained by the Executive during the Term of this Agreement that the Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies;

(ii)	information publicly known without breach of this Agreement or similar agreements; or

(iii)	information, the disclosure of which by the Executive is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement, and the Executive uses reasonable efforts to cooperate with the Company to contest, object to or limit such a request and, in any such case, when revealing such Confidential Information pursuant to court order.

(d)	The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with this Agreement. The Executive agrees that, both during and after the termination of this Agreement, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Company, or which is required to be disclosed under applicable laws or legal process.

(e)	The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

4.2       Intellectual Property

(a)	In this Agreement:

(i)	“Intellectual Property Rights” means any and all legal protection recognized by the law (whether by statute, common law or otherwise, in the United States, Canada and all other countries world-wide) in respect of the Works (as defined below) and Confidential Information, including trade secret and confidential information protection, patents, copyright and copyright registration, industrial design registration, trade dress and trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto;

(ii)	“Works” includes all inventions, methods, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, compilations of information, analysis, experiments, data, reports, know-how, techniques, products, samples, tools, machines, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto that: (1) are conceived, developed, created, generated or reduced to practice by the Executive (whether alone or with others in or outside the Company) as a result of the Executive’s involvement with the Company; or, (2) result from the Executive’s fulfillment of the Executive’s obligations hereunder; or (3) result from the use of the premises and property (including equipment, supplies or Confidential Information) owned, licensed or leased by the Company;

(b)	The Executive will disclose all Works promptly and fully to the Company. The Executive will maintain at all times adequate and current records relating to the Works, which records will be and remain the property of the Company.

(c)	Notwithstanding anything else contained herein, the Company will have sole and exclusive right, title and interest, world-wide, in and to all Works and Intellectual Property Rights, which right, title and interest will continue after termination of this letter agreement. Accordingly, the Executive hereby irrevocably assigns (and in the case of Works created on or after the Effective Date, agree to assign, without the need for any further remuneration or consideration) to the Company all worldwide right, title and interest of any nature whatsoever in and to all Works and Intellectual Property Rights.

(d)	The Executive hereby waives (and in the case of Works created on or after the Effective Date, agrees to waive) all moral rights arising under the Copyright Act (Canada) and any rights to similar effect in any country or at common law (“Moral Rights”) that the Executive may have in respect of the Works, and acknowledge that such waiver may be invoked by any person authorized by the Company.

(e)	Aside from Moral Rights, if the Executive has any Intellectual Property Rights that cannot be assigned to the Company, the Executive hereby unconditionally and irrevocably grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license with rights to sub-license to all such rights for the full duration of such rights and any renewals or extensions thereof. Further, aside from Moral Rights, if the Executive has any Intellectual Property Rights that cannot be so assigned or licensed, the Executive hereby unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company, its licensees, successors and assigns with respect to such rights. The Executive agrees, at the Company’s request and expense, to consent to and join in any action by the Company to enforce such rights.

(f)	The Executive will execute and deliver to the Company whenever requested by the Company, any and all further documents and assurances that the Company may deem necessary or expedient to affect the purposes and intent of the assignment set out herein. If the Executive refuses or fails to execute any further documents and assurances whenever requested by the Company, this Agreement will form a power of attorney granting to the Company the right to execute and deliver on the Executive’s behalf (as the case may be), all such further documents and assurances that the Company may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein on the Executive’s behalf.

4.3	Non-Solicitation

During the Executive’s employment and for a period of one (1) year from the end of the Executive’s employment (howsoever occasioned), the Executive shall not, without the prior written consent of the Company, either alone or jointly with or on behalf of any person or entity, directly or indirectly solicit or entice away or endeavor to solicit or entice away from the Company (or an affiliated company with which the Executive had direct involvement):

(a)	any person who at the date of the termination of the Executive’s employment was a Client or Customer of the Company; and

(b)	any persons who were employees of or independent contractors of the Company at the time of the termination of the Executive’s employment, or during a period of ninety (90) days immediately preceding the termination of the Executive’s employment, to terminate their employment or contractor agreements with the Company (whether or not that person or entity would commit a breach of their contract of employment or their contract for services, by doing so).

For the purposes of this Subsection 4.3, “Client or Customer” means any person or entity to whom the Executive provided products or services, with whom the Executive had direct and material contract, or about whom the Executive received Confidential Information, during the course of the Employee’s employment with the Company.

4.4       Non-Competition

During the Executive’s employment and for a period of one (1) year from the end of the Executive’s employment (howsoever occasioned), the Executive shall not, directly or indirectly, whether as owner, shareholder (except to the extent of a less than 2% ownership interest of the outstanding shares of a publicly held corporation), director, agent, officer, employee, consultant, independent contractor or in any other capacity whatsoever of a corporation, partnership, proprietorship, be engaged in, compete with, be financially concerned or interested with, or employed by any company carrying on the business of development or processing of magnesium anywhere in North or South America or Europe.

1.1       Ownership and Return of Confidential Information.

All Confidential Information disclosed to or obtained by the Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company. All such Confidential Information, and any other property of the Company possessed by the Executive at the time the Executive ceases employment with the Company shall be returned to the Company at such time, or earlier upon request of the Company. Upon the return of Confidential Information or any such other property of the Company, it shall not thereafter be retained in any form, in whole or in part, by the Executive. The Executive agrees to permanently delete and destroy any copies of Confidential Information from any of the Executive’s personal electronic devices immediately upon the termination of the employment of the Executive for any reason.

1.2       Nondisparagement

During the Term, and thereafter, the Executive agrees not to defame or disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stakeholders to any person or entity, without limitation in time. Notwithstanding the foregoing sentence, the Executive and the Company may confer in confidence with his or its respective advisors and make truthful statements as required by law.

1.3       Reasonableness

(a)	The Executive acknowledges and agrees that the restrictions contained in this Section 4 with respect to time and scope are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Executive has had the opportunity to review the provisions of this Agreement with the Executive’s legal counsel, if any. In particular, the Executive agrees and acknowledges that the Company expends significant time and effort developing and protecting the confidentiality of the Confidential Information, which has significant value.

(b)	The Executive and the Company further agree that: (1) this non-compete is reasonably necessary to protect the needs, inclusive of confidential information and trade secrets, of the Company; (2) the limitations imposed by this non-compete are not greater than reasonably necessary to protect the Company; and (3) the limitations in this non-compete do not cause any harm to the public by preventing the Executive from using his skills or service in the field.

(c)	The Executive and the Company agree that the restrictions contained in Subsections 4.3 and 4.4 are reasonable in time and scope given that Executive was provided with access to the Company’s and its customers’ internal operations and business relationships.

(d)	This Section 4 does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Executive from exercising protected rights that cannot be waived by agreement.

5.       enforcement

(a)	The Executive acknowledges and agrees that the covenants and obligations under this Agreement, and in particular under Section 4, are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and that any breach of this Agreement by the Executive would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.

(b)	The Executive acknowledges and agrees that in the event of any breach or threatened breach of Section 4 of this Agreement by the Executive, the Company will, in addition to any and all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance as may be necessary to ensure that the Executive complies with and performs the Executive’s obligations under this Agreement, and including an award of special costs of any such court application against the Executive, and the Executive further covenants and agrees not to oppose the granting of any such judicial relief and hereby waives any and all defenses to the strict enforcement of this Agreement. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive does hereby waive any requirement for the Company to post a bond for any injunction. If, however, a court nevertheless requires a bond to be posted, the Executive agrees that such bond shall be in a nominal amount.

6.       TERMINATION

6.1       Termination by the Executive

The Executive may terminate this Agreement and his employment with the Company at any time by giving the Company at least eight (8) weeks of written notice, which the Company may waive in whole or in part, subject to any minimum entitlements under the British Columbia Employment Standards Act. The Executive agrees that such waiver shall not constitute termination of the Executive’s employment by the Company.

6.2       Termination Without Cause by the Company

(a)	The Company may terminate the employment of the Executive without just cause at any time by providing the Executive notice or pay in lieu of such notice and severance pay, if applicable, in the amount of one (1) months’ Base Salary:

(i)	any minimum entitlements to written notice of termination, payment in lieu of such notice, or a combination of written notice and payment in lieu of such notice, at the Company’s sole discretion, required by the British Columbia Employment Standards Act, as amended from time to time (the “ESA Minimums”)

(collectively, the “Termination Payment”).

(b)	The Executive agrees that the notice required or amount payable pursuant to this Subsection 6.2 will be the maximum notice or compensation to which the Executive is entitled in lieu of reasonable notice, including statutory, contractual and common law amounts, and the Company will have no further obligations to the Executive with respect to the termination of this Agreement or the Executive’s employment with the Company, including without limitation further compensation, severance pay or damages. This Subsection 6.2 will continue to apply throughout the Executive’s employment, regardless of the Executive’s length of service or any changes that may occur to the Executive’s position, duties and responsibilities, compensation or benefits, or other terms of employment, unless the Company and the Executive agree otherwise in writing.

(c)	Where this Agreement and the Executive’s employment is terminated in accordance with this Subsection 6.2, the Executive agrees to release and forever discharge the Company, and each of their directors, officers or employees, of and from any and all manner of actions, causes of action, suits, claims, complaints, damages, costs and expenses of any nature or kind whatsoever, known or unknown, whether in law or in equity or pursuant to statute, which, as against the Company or such persons as aforesaid or any of them, the Executive has ever had, now has, or at any time hereafter the Executive can, will or may have, by reason of or arising out of this Agreement, the Executive’s employment, or the termination of this Agreement and the Executive’s employment, prior to receiving any payments in excess of the ESA Minimums. The Executive agrees to execute a full and final release in favour of the Company, in a form to be provided by the Company, prior to receiving the compensation set out in this Subsection 6.2 of in excess of the ESA Minimums.

6.3       Termination with Just Cause by Company

(a)	For the purposes of this Agreement, “Just Cause” means:

(i)	committing any willful or intentional act of dishonesty, including, but not limited to, fraud, or falsification of an employment record;

(ii)	being found guilty of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(iii)	willful disobedience or insubordination with respect to a lawful directive of Executive’s superior or the Board;

(iv)	material breach of this agreement or of any of the Company’s policies;

(v)	improper or unauthorized disclosure of Confidential Information; or

(vi)	any action, omission or commission which a British Columbia court will conclude just cause at law.

(b)	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement and the Executive’s employment with the Company at any time for Just Cause, without prior notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

(c)	A failure by the Company to rely upon the provisions of this Subsection 6.3 in any given instance or instances shall not constitute acquiescence or be deemed a waiver by the Company of its entitlement to terminate the Executive’s employment for Just Cause. The Executive agrees that if the Company provides the Executive with notice of termination or payment in lieu of such notice in accordance with Subsection 6.2, the Company will not be prevented from alleging Just Cause for termination of the terms of the Executive’s employment or this Agreement. Further, the Executive agrees that if the Company unsuccessfully alleges Just Cause pursuant to this Subsection 6.3, or if the Executive is found to have been constructively dismissed, the Executive’s entitlement to notice or pay in lieu of notice will be limited to the entitlements set out in Subsection 6.2.

6.4       General Termination Provisions

(a)	Upon the death or disability diagnosed by a licensed physician of the Executive such that, in the view of the Company’s directors other than the Executive, the Executive is not able to carry out his essential job functions, the Company may terminate the Executive’s employment by providing the Executive or his estate with pay and severance pay, if applicable, in the amount of one (1) months’ Base Salary payable monthly, and conditioned on the effectiveness of a Release. Prior to terminating the Executive under this Subsection 6.4(a), the Company will make reasonable accommodation necessary to enable the Executive to perform his essential job functions unless providing such accommodation would pose an undue hardship on the Company. The terms “essential job functions,” reasonable accommodation,” and “undue hardship” as they are used in this Subsection 6.4(a) shall be defined as in the Americans with Disabilities Act of 1990.

(b)	Upon termination for any reason, Executive shall receive accrued but unpaid wages through the date of termination, any unreimbursed expenses as required under this Agreement, and any other amounts as required by law.

(c)	Upon termination of the Executive’s employment for any reason, the Executive shall immediately resign from all offices which he holds with the Company, its affiliates, and its subsidiaries. The Executive understands and agrees that he will not be entitled to receive any further notice, payment in lieu of notice, severance pay, benefits, compensation, or damages of any kind, whether at common law or otherwise, other than the entitlements as set forth in this Agreement.

7.       CHANGE OF CONTROL

(a)	For the purpose of this Section 7, “Change of Control” means the occurrence of any of the following events:

(i)	an acquisition, directly or indirectly, of voting securities of the Company (including securities of the Company on which conversion will become voting securities) by any person or group of persons acting in concert such that such person or group of persons are able for the first time to affect materially the control of the company;

(ii)	a merger, amalgamation or other business combination of the Company with or into another entity, or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately thereafter are owned by persons who were not security holders of the Company immediately prior to such merger, amalgamation, business combination or reorganization;

(iii)	the exercise of the voting power of any of all securities of the Company so as to cause or result in the election of a majority of members of the Board of Directors who were not previously incumbent directors thereof;

(iv)	the completion of a tender offer, an exchange offer, a take-over bid or any other offer or bid by an entity, person or group (other than the Company or a wholly-owned subsidiary of the Company) of more than 50% of the issued and outstanding voting securities of the Company; or

(v)	the sale, transfer or disposition by the Company of all or substantially all of the assets of the Company;

provided that:

(vi)	an event will not constitute a Change of Control if its sole purpose is to change the jurisdiction of incorporation of the Company or to create a holding company or other corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event; and

(vii)	a Change of Control will be deemed not to have occurred with respect to the Executive if the Executive is the acquirer or part of the acquiring group that consummates the Change of Control.

(b)	For the purposes of this Section 7, “Good Reason” means the occurrence after a Change of Control event, without the Executive’s consent, of any of the following:

(i)	a material and detrimental change in the title, position, duties and responsibilities, authority or status of the Executive with the Company;

(ii)	a material breach by the Company of this Agreement; or

(iii)	a material reduction of the Base Salary.

In order to terminate his employment for Good Reason:

(i)	the Executive must first give the Company written notice of the action (including for all purposes, any failure to act on the part of the Company) alleged to constitute Good Reason within ninety (90) days after the Executive is first aware of such action;

(ii)	the Company must fail to cure such action within thirty (30) days after receipt of such notice; and

(iii)	the Executive must resign within thirty (30) days after the end of such cure period.

(b)	In the event the Company (or any successor) terminates the Executive’s employment without cause within 12 months of a Change of Control, or in the event the Executive terminates his employment for Good Reason within 12 months of a Change of Control, the Executive will receive from the Company the Termination Payment in accordance with Subsection 6.2.

(c)	Where this Agreement and the Executive’s employment is terminated in accordance with this Section 7, the Executive agrees to release and forever discharge the Company, and each of their directors, officers or employees, of and from any and all manner of actions, causes of action, suits, claims, complaints, damages, costs and expenses of any nature or kind whatsoever, known or unknown, whether in law or in equity or pursuant to statute, which, as against the Company or such persons as aforesaid or any of them, the Executive has ever had, now has, or at any time hereafter the Executive can, will or may have, by reason of or arising out of this Agreement, the Executive’s employment, or the termination of this Agreement and the Executive’s employment, prior to receiving any payments in excess of the ESA Minimums. The Executive agrees to execute a full and final release in favour of the Company, in a form to be provided by the Company, prior to receiving the compensation set out in Subsection 6.2 of in excess of the ESA Minimums.

8.       GENERAL

8.1       Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the Parties other than as expressly set forth in this Agreement.

8.2       Severability

If any provisions of this Agreement are determined to be invalid, void or unenforceable, in whole or in part, such invalidity, voidance or unenforceability shall attach only to such provision or part thereof, and the remaining part of such provision and all other provisions thereof shall continue in full force and effect.

8.3       Continuing Obligations

Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Articles 4, 5, 6, 7, and 8 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

8.4       Waiver

The waiver by the Executive or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

8.5       Modification of Agreement

Any modification to this Agreement must be in writing and signed by the Parties or it shall have no effect and shall be void.

8.6       Assignment of Rights

The Company has the right to assign this Agreement to another party. The Executive will not assign the Executive’s rights under this Agreement or delegate to others any of the Executive’s functions and duties under this Agreement.

8.7       Attorney’s Fees

Each side will bear its own attorney’s fees with respect to this Agreement.

8.8       Governing Law

This Agreement and all related matters will be governed by, and construed in accordance with, the laws of British Columbia and the laws of Canada applicable therein (excluding any choice of law rules). Any dispute arising from, connected with, or relating to this Agreement or any related matters will be resolved by the courts of British Columbia and the parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of those courts.

6.2       Headings

The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

6.3       Confidentiality of Agreement

The Executive will keep confidential and not disclose any of the terms of this Agreement to any person unless required to do so by law or for the purpose of obtaining confidential legal, financial or tax planning advice.

8.11       Continuing Cooperation

The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

8.12 Legal Advice

The Executive acknowledges and agrees that he has had the opportunity to seek independent legal advice in relation to the nature, contents, terms and effect of this Agreement.

8.13 Counterparts

This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first written above.

Western Magnesium Canada Corporation.

/s/ Sam Ataya
Sam Ataya, Executive President & CEO
Per: Authorized Signatory

SIGNED by Paul Sauve in the presence of: Signature	) ) ) )
/s/ Lisa Maxwell	)
	)	/s/ Paul Sauve
Print Name: Lisa Maxwell	)	Paul Sauve

Schedule A

Vice-President, Operations

Overview

The primary responsibility of the Vice-President, Operations to fulfil the corporate administrative function for the Company in alignment with both its short-term operational objectives and long-term strategic goals. While the CEO of the Company is responsible for the leadership and operational oversight of the Company, the Vice-President, Operations is responsible for the

The Vice-President, Operations shall have such skills and abilities as are considered necessary by the CEO and the Board. The Vice-President, Operations both works with, and is accountable to, the CEO and the Board.

General Responsibilities

The Executive’s specific responsibilities as Vice-President, Operations for the Company shall include, but not be limited to, the following:

1)	Strategic Leadership
●	Taking projects from conception to commercialization
●	Developing a successful, bankable feasibility study
●	Directing the development of a project schedule and its implementation
●	Building out a full team from an initial core team

2)	Financial Leadership
●	Managing the department’s Profit & Loss
●	Identifying and driving down costs for implementation of new technology

3)	Risk Management
●	Contributing to risk identification and mitigation development
●	Administering Risk Management action items

4)	Administrative Leadership
●	Implementing the decisions of the board of directors
●	Attending and take minutes of directors’ and members’ meetings

5)	Compliance Leadership

●	Ensure compliance obligations under relevant laws and the requirements of regulatory authorities are met (e.g., stock exchange)

Emergency and immediate succession for the Vice-President, Operations will be addressed directly by the CEO until such time as a permanent remedy is implemented, unless a suitable alternate succession plan is in place and endorsed by the CEO and Board prior to the event.

The Company conducts its work based out of offices located in the lower mainland of British Columbia, however a permanent office may be established. Travel will also be required regularly to complete tasks for the Company.